Corporate Contact:
Doreen McMorran
Skinvisible Pharmaceuticals, Inc.
Phone: 702-433-7154
Email: info@skinvisible.com

Skinvisible Pharmaceuticals Enters Into Feasibility Study With Major Pharmaceutical Company

Las Vegas, February 1, 2011 -- SKINVISIBLE PHARMACEUTICALS, INC. (OTCBB and OTCQB: SKVI) has entered into a feasibility agreement with Novartis Pharma AG. Under the agreement Skinvisible will assess the technical feasibility of a topical formulation with an undisclosed compound utilizing its proprietary Invisicare® polymer delivery system.  This formulation, if successful, would leverage Invisicare’s proprietary main benefits by providing controlled release of the proprietary active ingredient.

The agreement includes the option for the two companies to enter into a future exclusive licensing agreement which would include a licensing fee and royalties based on sales.

"This agreement is a milestone agreement for Skinvisible as we leverage our Invisicare technology with a proprietary active ingredient from Novartis, one of the world’s largest pharmaceutical companies," said Terry Howlett, President Skinvisible Pharmaceuticals, Inc.  "It is important to us to pursue markets that can have a significant impact on our bottom-line.”

Skinvisible is focused on specific development projects with international companies as well as supporting the current nine licensees, some of whom will be entering into the prescription market with their licensed Invisicare formulations in 2011. Skinvisible has also focused on maximizing its Invisicare technology by expanding its development capabilities into markets that will support sustainable long-term sales growth for the Company.

About Skinvisible Pharmaceuticals, Inc

Skinvisible Pharmaceuticals is a research-and-development company that licenses its proprietary formulations made with Invisicare, its patented polymer delivery system that offers life-cycle management and unique enhancements for topically delivered products.  Invisicare holds active ingredients on the skin for extended periods of time resisting both wash off and perspiration along with controlling the release of actives and reducing irritation. Skinvisible receives a combination of research and development fees, upfront license fees, and ongoing royalties for the life of the Invisicare patent. Skinvisible’s value also lies in its ability to continually generate new IP on topical products formulated with Invisicare.  www.skinvisible.com and www.invisicare.com .

Forward-Looking Statements:  This press release contains 'forward looking' statements within the meaning of Section 21A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby. Such statements involve certain risks and uncertainties associated with an emerging company. Actual results could differ materially from those projected in the forward looking statements as a result of risk factors discussed in Skinvisible, Inc. reports on file with the U.S. Securities and Exchange Commission (including, but not limited to, a report on Form 10K for the quarter ending October 31, 2010).